Exhibit 3.6
                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION
                                       OF
                             MEDTOX SCIENTIFIC, INC.

     MEDTOX Scientific, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         The amendment to the Corporation's Certificate of Incorporation set forth in the following resolutions approved by the Corporation's Board of Directors and stockholders was duly adopted in accordance with the provisions of section 242 of the General Corporation Laws of the State of Delaware:

         "RESOLVED, that the Certificate of Incorporation of the corporation be amended by striking Article FOURTH in its entirety and replacing therefor:

         'FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is SEVEN MILLION FOUR HUNDRED FIFTY THOUSAND (7,450,000) shares, SEVEN MILLION FOUR HUNDRED THOUSAND (7,400,000) of which shall be of a class designated as Common Stock with a par value of FIFTEEN CENTS ($0.15) per share and FIFTY THOUSAND (50,000) of which shall be a class designated as Preferred Stock with a par value of ONE DOLLAR ($1.00) per share. All or any part of the authorized capital stock of the Corporation may be issued and sold, from time to time by the corporation, without further action by stockholders, for such consideration (but not less than the par value thereof) and to such persons and on such terms and conditions as may, from time to time, be fixed or determined by the Board of Directors. The voting powers, designations, preferences, and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of the classes of stock of the corporation which are fixed by this Certificate of Incorporation, and the authority vested in the Board of Directors to fix by resolution or resolution providing for the issue of Preferred Stock the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of Preferred Stock which are not fixed by the Certificate of Incorporation, are as follows:

         1. The Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series may differ from every other series already outstanding as may be determined from time to time by the Board of Directors prior to the issuance of any shares thereof, in any or all of the following, but in other, respects:

                  (a) The rate of dividend which the Preferred Stock of any such series shall be entitled to receive, whether the dividends of such series shall be cumulative or non-cumulative and, if such dividends shall be cumulative, the date from which they shall be cumulative.

                  (b) The right or obligation, if any, of the corporation to redeem shares of Preferred Stock of any series and the amount per share which the Preferred Stock of any such series shall be entitled to receive in case of the redemption thereof, and the right of the corporation, if any, to reissue any such shares after the same shall have been redeemed.

                  (c) The amount per share which the Preferred Stock of any such series shall be entitled to receive in case of the voluntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation, or in case of the involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation.

                  (d) The right, if any, of the holders of Preferred Stock of any such series to convert the same into other classes of stock and the terms and conditions of such conversion.

                  (e) The voting power, if any, of the holders of Preferred Stock of any such series, and the terms and conditions under which they may exercise such voting power.

     (f) The terms of the sinking fund or fund of similar nature, if any, to be provided for the Preferred Stock of any such series.

         The description of terms of the Preferred Stock of each series in respect of the foregoing particulars shall be fixed and determined by the Board of Directors by appropriate resolution at or prior to the time of the authorization of the issue of the original shares of each such series.

         2. In case the stated dividends and the amounts payable on liquidation, distribution or sale of assets, dissolution or winding up of the corporation are not paid in full, the stockholders of all series of the Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the same which would be payable on such shares if all dividends were declared and paid in full and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged and paid in full.

         3. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends in cash at, but not exceeding the annual rate fixed for each particular series. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than dividends referred to in this Subdivision 3.

         4. So long as any of the Preferred Stock remains outstanding, in no event shall any dividend whatever, whether in cash or other property (other than shares of Common Stock), be paid or declared or any distribution be made on the Common Stock, nor shall any shares of the Common Stock be purchased, retired or otherwise acquired for a consideration by the corporation unless (a) the full dividends of the Preferred Stock for all past dividend periods from the respective date or then current quarter-yearly dividend period shall have been paid or declared and a sum set apart sufficient for the payment thereof, and (b) if at any time he corporation is obligated to retire shares of any series of the Preferred Stock pursuant to a sinking fund or a fund of a similar nature, all arrears, if any, in respect of the retirement of the Preferred Stock of all such series shall have been made good. Subject to the foregoing provisions and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of the remaining funds of the corporation legally available therefor, and the Preferred Stock shall not be entitled to participate in any such dividend, whether payable in cash, stock or otherwise.

         5. In the event of any liquidation, distribution or sale of assets, dissolution or winding up of the corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of the Preferred Stock of each series shall be entitled to be paid in cash the applicable liquidation price per share fixed at the time of the original authorization of issuance of shares of such respective series, together with a sum in the case of each share of the Preferred Stock, computed at the annual dividend on such share because cumulative to the date fixed for such distribution or payment date paid thereon. If such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock according to their respective shares.

         6. Subject to the powers, preferences and rights and the qualification, limitations and restrictions thereof, with respect to each class of capital stock of the corporation having any preference or priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to capital stock of the corporation. Holders of Common Stock may not act by written consent without a meeting."

         "RESOLVED, that the Certificate of Incorporation of the corporation be amended by striking Article FIFTH, Section 1, in its entirety and replacing therefor:

     FIFTH: For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

         1. The number of directors of the Corporation shall not be less than three nor more than twelve, the exact number within said limits to be fixed from time to time by the vote of a majority of the directors then in office. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each Director until his successor shall be elected and shall qualify or until his earlier resignation, removal form office, death or incapacity. Additional directorships resulting from an increase in number of Directors shall be apportioned among the classes as equally as possible. The initial term of office of Directors of Class I shall expire at the annual meeting of stockholders in 2000; that of Class II shall expire at the annual meeting in 2001; and that of Class III shall expire at the annual meeting in 2002; and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of Directors equal to the number of Directors of the class whose term expires at the time of such meeting (or, if less, the number of Directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

         In case of any vacancies, by reason of an increase in the number of directors, resignation or otherwise, directors to fill such vacancies shall be elected by a majority of the directors then in office, and any such director so elected shall hold office until the next succeeding election of directors in the Class to which such director is assigned."

     IN WITNESS WHEREOF, MEDTOX Scientific, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 11th of October, 1999.

                                        MEDTOX Scientific, Inc.




                                        By:________________________
                                        Harry G. McCoy
                                        President


ATTEST:

---------------------
Kevin Wiersma